File No. 70-8507

                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
       ____________________________________________________

                  POST-EFFECTIVE AMENDMENT NO. 7

                           TO FORM U-1

                   APPLICATION AND DECLARATION

                            UNDER THE

            PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
       ____________________________________________________

                       NORTHEAST UTILITIES
                      174 Brush Hill Avenue
              West Springfield, Massachusetts 01089

                     CHARTER OAK ENERGY, INC.
                   COE DEVELOPMENT CORPORATION
                        107 Selden Street
                      Berlin, CT  06037-1616
            (Name of company filing this statement and
             address of principal executive offices)


                       NORTHEAST UTILITIES
                 (Name of top registered holding
          company parent of each applicant or declarant)

                     Jeffrey C. Miller, Esq.
                    Assistant General Counsel
               NORTHEAST UTILITIES SERVICE COMPANY
                           P.O. Box 270
                 Hartford, Connecticut 06141-0270
             (Name and address of agent for service)

          The Commission is requested to mail copies of all orders, notices and communications to:

Mark Malaspina, Esq.          William S. Lamb, Esq.
Charter Oak Energy, Inc.      LeBoeuf, Lamb, Greene &
P.O. Box 270                    MacRae,L.L.P.
Berlin, CT 06141-0270         125 W. 55th Street
                              New York, New York  10019-4513


ITEM 1.   DESCRIPTION OF PROPOSED TRANSACTION

          Northeast Utilities, Charter Oak Energy, Inc. and COE Development Corporation (collectively, the "Applicants") hereby amend their Application/Declaration on Form U-1, as previously amended (File No. 70-8507) by adding the following paragraph to the end of Item I.C.2:

          The Applicants also seek authority for Intermediate Companies and Exempt Projects to pay dividends to their parent companies from time to time out of capital or unearned surplus, and for Charter Oak to use such funds to pay dividends to NU, to the extent permitted by applicable corporate law.<F1> The Applicants believe that situations may arise where Intermediate Companies and/or Exempt Projects will have unrestricted cash available for distribution in excess of current and retained earnings, such that payment of a dividend by such entities would have to be charged, in whole or in part, to capital or unearned surplus. The Applicants believe that the ability of Intermediate Companies and Exempt Projects to pay dividends to NU system companies, including, through Charter Oak, to NU, out of distributable cash generated by Exempt Projects will benefit the NU system because such dividends could be used to reduce outstanding bank borrowings and/or to fund other system company operations. The Applicants will cause Charter Oak, the Intermediate Companies and, to the extent reasonably practicable the Exempt Projects, to account for dividends paid from capital or unearned surplus in a manner consistent with Rule 46.

____________________

<F1> All U.S. jurisdictions and many foreign jurisdictions limit in some manner the authority of corporations to make dividend distributions to shareholders. The Applicants will comply with all such limitations.


ITEM 2.   FEES, COMMISSIONS AND EXPENSES

          The fees, commissions and expenses of the Applicants expected to be paid or incurred, directly or indirectly, in connection with the transactions described herein are estimated as follows:

               Legal fees          $2,000
               Miscellaneous       $1,000
                    Total          $3,000

ITEM 3.   APPLICABLE STATUTORY PROVISIONS

          The following sections of the Act, or the rules thereunder, are applicable to the transactions described in this
Application:  Section 12 and Rule 46.

          To the extent that the transactions described in this Application are considered by the Commission to require authorization, approval or exemption under any section of the Act or the rules thereunder other than those specifically referred to in this Application, the Applicants hereby request such authorization, approval or exemption.

ITEM 4.   REGULATORY APPROVALS

          No U.S. state or federal regulatory body or agency, other than the Commission, has jurisdiction over the transactions described herein.

ITEM 5.   PROCEDURE

          The Commission is respectfully requested to issue and publish the requisite notice under Rule 23 with respect to the filing of this Application not later than February 7, 1997, such notice to specify a date not later than March 3, 1997, as the date by which comments may be entered and after which an order of the Commission granting and permitting the Application to become effective may be entered by the Commission. A form of such notice is filed herewith as Exhibit H.

          The Applicants respectfully request that appropriate and timely action be taken by the Commission in this matter. No recommended decision by a hearing officer or other responsible officer of the Commission is necessary or required in this matter. The Division of Investment Management of the Commission may assist in the preparation of the Commission's decision in this matter. There should be no thirty-day waiting period between the issuance and the effective date of any order issued by the Commission in this matter, and it is respectfully requested that any such order be made effective immediately upon the entry thereof.

ITEM 6.   EXHIBITS AND FINANCIAL STATEMENTS

          a.   Exhibits

               F.   Opinion of Counsel (previously filed)

               H.   Revised Proposed Form of Notice

ITEM 7.   INFORMATION AS TO ENVIRONMENT EFFECTS

          None of the matters that are the subject of this Application involve a "major Federal action" nor do they "significantly affect the quality of the human environment" as those terms are used in section 102(2)(C) of the National Environmental Policy Act. None of the transactions that are the subject of this Application will result in changes in the operation of the company that will have an impact on the environment. The Applicants are not aware of any Federal agency which has prepared or is preparing an environmental impact statement with respect to the transactions which are the subject of this Application.


                            SIGNATURE

          Pursuant to the requirements of the Public Utility
Holding Company Act of 1935, the undersigned companies have duly caused this Amendment to be signed on their behalf by the undersigned thereunto duly authorized.

                         NORTHEAST UTILITIES
                         CHARTER OAK ENERGY, INC.
                         COE DEVELOPMENT CORPORATION


                         By:  /s/ William S. Lamb
                              William S. Lamb
                              LeBoeuf, Lamb, Greene & MacRae
                                        L.L.P
                              A Limited Liability Partnership
                              Including Professional Corporations
                              125 W. 55th Street
                              New York, NY  10019-4513

                              Attorney for Northeast Utilities,
                              Charter Oak Energy, Inc. and COE
                              Development Corporation



Date:  February 3, 1997